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                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                               NINE MONTHS      NINE MONTHS
                                                                  ENDED            ENDED
                                                              SEPTEMBER 30,    SEPTEMBER 30,
                                                                  2000             1999
                                                              -------------    -------------
Earnings:
  Net loss..................................................    $(260,823)       $(28,935)
     Add:
       Equity in net loss applicable to ordinary partnership
        interests of Globalstar, L.P.(1)....................      283,874          48,244
     Interest expense.......................................                        2,510
                                                                ---------        --------
Earnings available to cover fixed charges(2)................    $  23,051        $ 21,819
                                                                =========        ========
Fixed charges(3)............................................    $  23,051        $ 21,819
                                                                =========        ========
Ratio of earnings to fixed charges and preferred stock
  dividends.................................................           1x              1x
                                                                =========        ========

---------------
(1) Includes $31,840 of amortization expense relating to the excess carrying value in Globalstar, L.P.

(2) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the redeemable preferred partnership interests held by GTL.

(3) Fixed charges include interest expense and preferred dividends and related increase to redemption value of such preferred stock.

                                GLOBALSTAR, L.P.

                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
        AND DISTRIBUTIONS ON REDEEMABLE PREFERRED PARTNERSHIP INTERESTS

                                                               NINE MONTHS      NINE MONTHS
                                                                  ENDED            ENDED
                                                              SEPTEMBER 30,    SEPTEMBER 30,
                                                                  2000             1999
                                                              -------------    -------------
Net loss....................................................    $(628,761)       $(116,808)
Dividends on redeemable preferred partnership interests.....      (23,051)         (21,819)
Capitalized interest........................................       (4,492)        (153,293)
                                                                ---------        ---------
Deficiency of earnings to cover fixed charges and
  distributions on redeemable preferred partnership
  interests.................................................    $(656,304)       $(291,920)
                                                                =========        =========